UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

 Pursuant to Section 13 or 15(d)
 of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 3, 2013

CLEVELAND BIOLABS, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	001-32954	20-0077155
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

73 High Street
Buffalo, New York 14203
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (716) 849-6810

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 3, 2013, Cleveland BioLabs, Inc. (the “Company”) entered into a Master Agreement (the “Master Agreement”) with Panacela Labs, Inc. (“Panacela”) and Open Joint Stock Company “Rusnano” (“Rusnano”), pursuant to which Rusnano agreed to extend a convertible loan to Panacela in the principal amount of $1,530,000 at an interest rate of 16.3% per year (the “Loan”).  Panacela is a majority-owned subsidiary of the Company formed through a joint venture with Rusnano.

The terms of the convertible loan are set forth in a Convertible Loan Agreement (the “Loan Agreement”) between Rusnano and Panacela dated September 3, 2013.  All unpaid principal and accrued and unpaid interest on the Loan shall be due and payable 730 days after the date on which the Loan amount is debited from the bank account of Rusnano (the “Effective Date”).  The Loan may be prepaid without premium or penalty upon prior written notice to Rusnano.  Each of the following constitutes an “Event of Default” under the Loan Agreement: (a) a default in the payment of the principal or accrued and unpaid interest on the Loan when the same shall become due and payable, (b) a voluntary commencement or consent to an order for relief by Panacela in a bankruptcy proceeding or similar relief under state or federal bankruptcy laws, (c) an involuntary bankruptcy proceeding commenced against Panacela if such proceeding is not dismissed or discharged within 60 days, provided that such 60 calendar day period shall automatically expire upon the appointment of a receiver, trustee, custodian or similar officer, or (d) the earlier of the announcement by the Ministry of Trade and Industry of the Russian Federation (“Minpromtorg”) that it shall not enter into a contract relating to the development of drug candidate Mobilan with the Limited Liability Company “Panacela Labs,” a subsidiary of Panacela (the “Minpromtorg Failure Notice”) or November 30, 2013 if such contract has not been executed by Minpromtorg by such date.  Upon the occurrence of an Event of Default described in sections (a), (b) and (c) above, the Loan will become immediately due and payable.  Upon the occurrence of an Event of Default described in section (d) above, the Loan will become due and payable upon the earlier of November 30, 2013 and thirty calendar days following the Minpromtorg Failure Notice.

At the election of Rusnano, the amounts outstanding under the Loan may be converted into shares of Panacela’s Series A Preferred Stock, par value $0.001 per share, at any time, at the price of $1,057 per share (the “Optional Conversion Price”), or in the event of certain change of control events, at the lower of the Optional Conversion Price and 75% of the per share price paid in such change of control event.  The amounts outstanding under the Loan will convert into shares of capital stock issued by Panacela in a qualified financing under the Loan Agreement: (i) automatically if the qualified financing occurs within eighteen months after the Effective Date, and (ii) at the election of Rusnano if the qualified financing occurs after eighteen months after the Effective Date.

In consideration of the benefits to be received by Panacela under the Loan Agreement, the Company issued to Rusnano a Warrant (the “Warrant”) to purchase that number of shares of the Company’s common stock, par value $0.005 per share (the “Common Stock”), equal to the product of 69.2% of any outstanding amount remaining unpaid under the Loan at the time of exercise, divided by the exercise price.  The Warrant has an exercise price of $1.694, which was determined using the average price of the Company’s Common Stock on the NASDAQ Capital Market for the 20 trading days prior to September 3, 2013, and is subject to certain customary adjustments.  The Warrant is exercisable commencing on an Event of Default under the Loan Agreement and expires upon the earlier of payment in full of the Loan and December 31, 2016.  If Rusnano desires to exercise the Warrant during the exercise period, it may do so only by assigning to the Company that portion of principal and accrued interest under the Loan equal to the aggregate exercise price due.

The Warrant and shares of Common Stock underlying the Warrant issued to Rusnano have not been and will not be registered under the Securities Act of 1933, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  The Warrant was sold in a transaction exempt from registration under the Securities Act of 1933, in reliance on Section 4(2) thereof.

The Master Agreement and Loan Agreement are attached hereto as Exhibits 10.1 and 10.2, respectively, and the Warrant is attached hereto as Exhibit 4.1. The foregoing description is qualified in its entirety by reference to the documents attached hereto as Exhibits 4.1, 10.1 and 10.2, which are incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation.

The information contained in Item 1.01 relating to the Loan is hereby incorporated by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The information contained in Item 1.01 relating to the issuance by the Company of the Warrant is hereby incorporated by reference.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits:

Exhibit Number	Description
4.1	Warrant to Purchase Common Stock issued to Open Joint Stock Company “Rusnano”
10.1	Master Agreement dated September 3, 2013 by and among Panacela Labs, Inc., Cleveland Biolabs, Inc. and Open Joint Stock Company “Rusnano”
10.2	Convertible Loan Agreement dated September 3, 2013 between Open Joint Stock Company “Rusnano” and Panacela Labs, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 5, 2013                                                                           CLEVELAND BIOLABS, INC.

By:  /s/ Yakov Kogan
Yakov Kogan
Chief Executive Officer